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                                                                 EXHIBIT (23)(H)


                     CONSENT OF INDEPENDENT ACCOUNTANTS


June 10, 1997

To the Board of Directors of
Roig Commercial Bank


We hereby consent to the incorporation by reference in the Prospectus constituting part of the Post-Effective Amendment No. 1 to the Registration Statement on Form S-4 (No. 333-23397) of Popular, Inc. (formerly BanPonce Corporation) of our report dated January 31, 1997 relating to the financial statements of Roig Commercial Bank, which appears in such Registration Statement. We also consent to the references to us under the headings "Experts" and "Selected Financial Data" in such Prospectus. However, it should be noted that Price Waterhouse has not prepared or certified such "Selected Financial Data."


                                               PRICE WATERHOUSE